Exhibit 10.2

THE SIMPLY GOOD FOODS COMPANY

STAND-ALONE INDUCEMENT AWARD

Nonqualified STOCK OPTION GRANT NOTICE

The Simply Good Foods Company, a Delaware corporation (the “Company”), hereby grants to the individual set forth below as the “participant” (the “Participant”) the number of Options (each Option representing the right to purchase one Share) set forth below, at an Option Price per Share as set forth below, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules as a material inducement for the Participant to become an employee of Simply Good Foods USA, Inc. The Options are subject to all of the terms and conditions as set forth in this Grant Notice (the “Notice”) and in the CEO Stand-Alone Inducement Award Nonqualified Stock Option Agreement attached hereto as Exhibit A (the “Agreement”).

The Options (i) are being granted to the Participant as contemplated by Section 3(d) of the Employment Agreement (the “Employment Agreement”) dated January [19], 2026 by and between the Participant and the Company, as a stand-alone award outside of the Company’s 2017 Omnibus Incentive Plan (the “Prior Plan”) and outside of the new Company Incentive Plan, as may be amended from time to time (the “2025 Plan”), (ii) will not constitute an award granted under either the Prior Plan or the 2025 Plan, and (iii) will not reduce the share reserve of either of the Prior Plan or the 2025 Plan. Notwithstanding the foregoing, the terms, definitions, and provisions set forth in the 2025 Plan will apply to the Options as if the Options were granted under the 2025 Plan. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Agreement or, if not defined therein, in the 2025 Plan, unless the context requires otherwise. In the event the Participant does not commence employment on, or within 5 business days immediately following the Grant Date, this Notice will be null and void and of no further force and effect.

Participant:	Joseph E. Scalzo

Grant Date:	January 19, 2026

Number of Shares Subject to Option (“Covered Shares”):	2,000,000

Option Price	$20.93 per Share

Expiration Date:	8th anniversary of Grant Date

Type of Option:	Nonqualified Stock Option

Vesting Schedule:

Subject to the Participant’s not having experienced a Termination as of the applicable Vesting Date, the Option shall vest and become exercisable according to the following schedule:

34% of Covered Shares on the 1st Anniversary of the Grant Date

33% of Covered Shares on the 2nd Anniversary of the Grant Date

33% of Covered Shares on the 3rd Anniversary of the Grant Date

If the Participant’s service is Terminated in a Qualifying Termination (as defined in the Employment Agreement) (a “Qualifying Termination”) or as a result of a Retirement Termination (as defined in the Employment Agreement) (a “Retirement Termination”), the portion of the Option that is unvested as of the Termination Date shall become 100% vested and exercisable on the Termination Date, and Options in respect of the full number of Covered Shares (to the extent not exercised prior to the Termination Date) shall remain exercisable until the Expiration Date.

If a Change in Control (as defined in the Company’s Third Amended and Restated Executive Severance Compensation Plan, dated of May 23, 2025, as amended from time to time (the “Severance Plan”)) occurs and during the 90 day period preceding or the 12 month period following such Change in Control, the Participant’s service is Terminated in a Qualifying Termination, the terms of the Severance Plan shall apply.

The Option shall be subject to the execution and return of this Notice by the Participant to the Company within thirty (30) days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). This Option is a non-qualified stock option and is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF and DocuSign) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice as of the Grant Date set forth above.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ Timothy R. Kraft
Name: Timothy R. Kraft
Title: Chief Legal and Corporate Development Officer

PARTICIPANT

By:	/s/ Joseph E. Scalzo
Name: Joseph E. Scalzo

[Signature Page to Option Grant Notice]

the simply good foods company

CEO Stand-alone inducement award

Nonqualified STOCK OPTION AGREEMENT

Pursuant to the Option Grant Notice (the “Notice”) delivered to the Participant (as defined in the Notice), and subject to the terms of this Option Agreement (this “Agreement”), The Simply Good Foods Company (the “Company”) and the Participant agree as follows:

1.            Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below. Terms not otherwise defined herein will have the meanings ascribed to them in the 2025 Plan and, if not defined therein, the definition in the Employment Agreement shall control notwithstanding if the Initial Term (as defined in the Employment Agreement) has expired.

(a)            “2025 Plan” means The Simply Good Foods Company Incentive Plan, adopted by the Board of Directors of the Company on October 16, 2025, as may be amended from time to time. In the event the 2025 Plan is not approved by the Company’s stockholders at the Company’s 2026 annual meeting of stockholders on January 28, 2026 (or such other date as the meeting is held), references to the 2025 Plan in this Agreement will mean The Simply Good Foods Company 2017 Omnibus Incentive Plan, as amended from time to time.

(b)            “Agreement” means this Nonqualified Stock Option Agreement.

(c)            “Cause” has the same meaning given to such term in the Employment Agreement.

(d)            “Change in Control” has the same meaning given to such term in the Severance Plan.

(e)            “Company Group” means the Company and the Company’s direct and indirect Subsidiaries.

(f)            “Date of Termination” means the date that the Participant experiences a Termination (as defined in the Plan).

(g)            “Employment Agreement” means the Employment Agreement dated January [19], 2026] by and between the Participant and the Company.

(h)            “Good Reason” has the same meaning given to such term in the Employment Agreement.

(i)             “Qualifying Termination” has the same meaning given to such term in the Employment Agreement.

(j)             “Option” means the Nonqualified Stock Option granted to the Participant herein to purchase Covered Shares upon the terms and conditions as set forth in this Agreement and in accordance with the terms of the 2025 Plan.

(k)            “Retirement Termination” means a voluntary Termination by the Participant occurring on or after the expiration of the Initial Term (as defined in the Employment Agreement).

(l)            “Severance Plan” means the Company’s Third Amended and Restated Executive Severance Compensation Plan, dated of May 23, 2025, as amended from time to time.

(m)           “Vesting Date” means the date on which the Option becomes vested and exercisable with respect to a portion of the Covered Shares, pursuant to the Notice.

2.            Award. The Participant is hereby awarded a Nonqualified Stock Option to purchase the Covered Shares upon the terms and conditions set forth in the Notice and this Agreement, and, in addition, subject to the terms and conditions of the 2025 Plan.

3.            Exercise.

(a)            Vesting. The Covered Shares subject to the Option granted by this Agreement may only be exercised to the extent they have become vested and exercisable as provided in the Notice.

(b)            Exercise After Termination. Subject to Section 3(d):

(i)            If the Participant’s service with the Company is Terminated for Cause, then the Participant shall forfeit the right to exercise the Option with respect to all Covered Shares effective as of the Participant’s Date of Termination.

(ii)            If the Participant’s service with the Company is Terminated due to the Participant’s death or Disability, the right to exercise the Option shall terminate on the date that is the six months’ anniversary of the Participant’s Date of Termination.

(iii)            If the Participant’s service with the Company Terminates due to a Qualifying Termination or as a result of a Retirement Termination, the right to exercise the Option shall terminate on the Option’s Expiration Date.

(iv)            If the Participant’s service with the Company Terminates for any reason other than (w) for Cause, (x) death or Disability, (y) a Qualifying Termination, or (z) a Retirement Termination, the right to exercise the Option shall terminate on the 30th day following the Participant’s Date of Termination.

(c)            Prohibitions on Vesting After Termination. Subject to Section 3(d), the Option may be exercised on or after the Participant’s Date of Termination only as to those Covered Shares that were vested and exercisable as of the Date of Termination and only to the extent the Option is then exercisable and within the applicable period described in Section 3(b)(ii), (iii), or (iv) above.

(d)            Vesting Eligibility Following Qualifying Termination. Notwithstanding anything to the contrary herein, upon a Qualifying Termination prior to a Change in Control, the unvested portion of the Option shall not automatically terminate as a result of such Termination and shall remain eligible to vest solely upon the consummation of a Change in Control that occurs within 90 days following the Participant’s Date of Termination and if a Change in Control occurs during such period, the Option shall be exercisable for a period of 90 days following the Change in Control. Notwithstanding anything to the contrary herein, upon a Qualifying Termination during the 90 day period preceding or the 12 month period following a Change in Control, the terms of the Severance Plan shall apply.

4.            Expiration. Notwithstanding the foregoing, the Option shall not be exercisable on or after the eighth anniversary of the Grant Date or, if earlier, the date specified in Section 3.

5.            Forfeiture Events; Clawback. The Participant agrees and acknowledges that the Option is subject to the terms of any clawback policy maintained by the Company, whether adopted prior to or subsequent to the Grant Date, or as required by law, regulation, or exchange requirement, as it may be amended from time to time, including but not limited to the Company’s clawback policy known as the “Rule 10D-1 Incentive Compensation Recovery Policy” and the Company’s clawback policy known as the “General Clawback Policy.”

6.            No Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Covered Shares until the effective date of issuance of the Shares and the entry of the Participant’s name as a stockholder of record on the books of the Company following exercise of the Option.

7.            Method of Option Exercise. Subject to the terms of this Agreement and the 2025 Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters, or by any other administrative method and exercise procedures as may be established by the Committee from time to time (which may include any procedures utilizing an electronic signature and/or web-based approval and notice process and/or a third-party plan administrator), prior to the Company’s close of business on the last business day that occurs prior to the expiration of the Option and prior to the time the Option ceases to be exercisable. Such notice shall specify the number of Covered Shares that the Participant elects to purchase and shall be accompanied by payment in full of the Exercise Price for such Shares indicated by the Participant’s election in any or any combination of the following forms: (a) a wire transfer of readily available funds in U.S. dollars or a certified bank check denominated in U.S. dollars, (b) if permitted by applicable law and by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee, or (c) if permitted by applicable law and by the Committee, in the form of a transfer of other property (including Shares). Any Shares transferred to or withheld by the Company as payment of the Option Price, if so permitted pursuant to clause (b) above, will be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option or by such other method required by applicable law. In addition, the Committee may provide for the payment of the Option Price through (x) Share withholding as a result of which the number of Shares issued upon exercise of the Option will be reduced by a number of Shares having an aggregate Fair Market Value equal to the aggregate Option Price due upon such exercise, or (y) a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. If requested by the Committee, the Participant will deliver the Agreement evidencing the Option to the Company, which will endorse thereon a notation of such exercise and return the Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of the Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

8.            No Exercise in Violation of Law. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Shares are traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

9.            Withholding. The Participant shall pay or make adequate provision for any federal, state, local and other withholding tax obligations of the Company relating to the Option. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. If approved in advance by the Committee and subject to applicable law, the Participant may, in satisfaction of his or her obligation to pay tax withholding in connection with the exercise of the Option, elect to (a) have withheld a portion of the Shares then issuable to him or her, (b) surrender Shares owned by the Participant prior to the exercise of the Option, in each case having an aggregate Fair Market Value equal to such tax withholding, or (c)

utilize a cashless settlement procedure through a registered broker-dealer pursuant to such cashless settlement procedures that are, from time to time, deemed acceptable by the Committee.

10.            Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

11.            Exercisability Following Death. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the legal representative of the estate of the Participant.

12.            Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it acting reasonably and in good faith with respect to the Agreement is final and binding on all persons.

13.            Application of 2025 Plan Terms and Conditions. Notwithstanding anything in this Agreement to the contrary, and regardless of the Option not being an award granted under the 2025 Plan, the terms of this Agreement shall be subject to the terms of the 2025 Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the 2025 Plan. In the event of direct conflict between the terms of the 2025 Plan and this Agreement, the terms of this Agreement shall govern.

14.            Not an Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with any member of the Company Group, nor will it interfere in any way with any right any member of the Company Group would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

15.            Representation. The Participant acknowledges and represents to the Company that, as of the date hereof, it is the Participant’s good faith intention that upon the exercise of the Option, the Participant will be acquiring the Covered Shares solely for the Participant’s own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution of the Covered Shares.

16.            Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal business office.

17.            Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its principles of conflict of laws.

18.            Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

19.            Waiver. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

20.            Headings. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

21.            Binding Effect. This Agreement shall be binding upon the parties hereto, together with their personal executors, administrators, successors, personal representatives, heirs and permitted assigns.

22.            Entire Agreement. This Agreement, together with the Notice and the 2025 Plan, and the Employment Agreement, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.